Exhibit 99.1

Investor Relations:	Alexandra Lynn
(617) 747-3300
ir@amg.com

Media Relations:	Laura O’Brien
(617) 747-3300
pr@amg.com

AMG Names Tracy P. Palandjian to its Board of Directors

BOSTON, March 5, 2012 — Affiliated Managers Group, Inc. (NYSE: AMG) today announced the election of Tracy Pun Palandjian to its Board of Directors.

Ms. Palandjian is the Chief Executive Officer and co-founder of Social Finance, Inc., a nonprofit organization focused on developing and managing innovative financial instruments that connect the social sector to the capital markets and generate both social benefit and financial return. The organization’s investment platform works to align the interests of private investors, nonprofit service providers and governments to improve the lives of individuals and communities in need.

Prior to establishing Social Finance, Ms. Palandjian served as a Managing Director of The Parthenon Group, a global strategy consulting firm. At Parthenon, she established and led the Nonprofit Practice and consulted to foundations and nonprofit organizations on strategy development, mission definition, corporate social responsibility and knowledge and innovation in the U.S. and globally.

In addition to her professional work in the nonprofit sector, Ms. Palandjian holds a number of board positions including serving as Chair of the Board of Directors of Facing History and Ourselves. She also is a member of the boards of the Robert F. Kennedy Center for Justice and Human Rights, the Hong Kong Association of Massachusetts, and the Investment Committee of Milton Academy. Ms. Palandjian earned an A.B. degree, magna cum laude, in Economics from Harvard College and an M.B.A. degree with high distinction from Harvard Business School, where she was a Baker Scholar.

“We are very pleased to welcome Tracy Palandjian to our Board,” said Sean M. Healey, AMG’s Chairman and Chief Executive Officer. “Tracy brings to AMG a strong background in asset management through her work advising leading endowments and foundations and in building an innovative impact investing organization in a new and rapidly growing area of the industry.  She has extensive experience and a broad network of business relationships in her native Hong Kong and Greater China, a region of strategic importance to AMG.  Tracy’s unique perspective and expertise will be a valuable addition to the Board. “

About Affiliated Managers Group

AMG is a global asset management company with equity investments in leading boutique investment management firms. AMG’s innovative partnership approach allows each Affiliate’s management team to own significant equity in their firm while maintaining operational autonomy. AMG’s strategy is to generate growth through the internal growth of existing Affiliates, as well as through investments in new Affiliates. In addition, AMG provides centralized assistance to its

Affiliates in strategic matters, marketing, distribution, product development and operations. As of December 31, 2011, the aggregate assets under management of AMG’s Affiliates were approximately $327 billion, in more than 350 investment products across a broad range of investment styles, asset classes and distribution channels. For more information, please visit the Company’s website at www.amg.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to close pending investments, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission. Reference is hereby made to the “Risk Factors” set forth in the Company’s Form 10-K for the year ended December 31, 2011.

AMG routinely posts information that may be significant for investors in the Investor Relations section of its website, and encourages investors to consult that section regularly. For additional information, please visit www.amg.com.